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EXHIBIT 2.1






                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                             NEWMIL BANCORP, INC.,

                           NEW MILFORD SAVINGS BANK

                                      AND

                   NUTMEG FEDERAL SAVINGS & LOAN ASSOCIATION

                                  DATED AS OF

                                 MAY 30, 2000
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                               TABLE OF CONTENTS

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                                                                                        Pages
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ARTICLE I - THE MERGER...................................................................   1
     1.1     The Merger..................................................................   1
     1.2     Effective Time..............................................................   2
     1.3     Effects of the Merger.......................................................   2
     1.4     Conversion of Nutmeg Capital Stock..........................................   2
     1.5     New Milford Savings Bank Common Stock.......................................   4
     1.6     Options.....................................................................   4
     1.7     Charter.....................................................................   4
     1.8     Bylaws......................................................................   5
     1.9     Directors and Executive Officers............................................   5
     1.10    Tax Consequences............................................................   5

ARTICLE II - EXCHANGE OF SHARES..........................................................   5
     2.1     NewMil to Make Merger Consideration Available...............................   5
     2.2     Exchange of Cash and Shares.................................................   6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF NUTMEG...................................   9
      3.1    Corporate Organization......................................................   9
      3.2    Capitalization..............................................................  10
      3.3    Authority; No Violation.....................................................  10
      3.4    Consents and Approvals......................................................  11
      3.5    Loan Portfolio; Reports.....................................................  12
      3.6    Financial Statements; Books and Records.....................................  12
      3.7    Broker's Fees...............................................................  13
      3.8    Absence of Certain Changes or Events........................................  13
      3.9    Legal Proceedings...........................................................  14
     3.10    Taxes and Tax Returns.......................................................  14
     3.11    Employee Benefit Plans......................................................  14
     3.12    Certain Contracts...........................................................  16
     3.13    Agreements with Regulatory Agencies.........................................  16
     3.14    Takeover Laws; Certificate of Incorporation.................................  17
     3.15    Environmental Matters.......................................................  17
     3.16    Reserves for Losses.........................................................  18
     3.17    Properties and Assets.......................................................  18
     3.18    Insurance...................................................................  19
     3.19    Compliance with Applicable Laws.............................................  19
     3.20    Loans.......................................................................  19
     3.21    Affiliates..................................................................  20
     3.22    Ownership of NewMil Common Stock............................................  21
     3.23    Fairness Opinion............................................................  21
     3.24    Community Reinvestment Act and Consumer Compliance..........................  21
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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF NEWMIL....................................  21
     4.1     Corporate Organization......................................................  21
     4.2     Capitalization..............................................................  22
     4.3     Authority; No Violation.....................................................  22
     4.4     Consents, Approvals and Reports.............................................  24
     4.5     Financial Statements; Exchange Act Filings; Books and Records...............  24
     4.6     Absence of Certain Changes or Events........................................  25
     4.7     Ownership of Nutmeg Common Stock; Affiliates and Associates.................  25
     4.8     Employee Benefit Plans......................................................  25
     4.9     Agreements with Regulatory Agencies.........................................  26
     4.10    Community Reinvestment Act and Consumer Compliance..........................  26
     4.11    Legal Proceedings...........................................................  26
     4.12    Taxes and Tax Returns.......................................................  26
     4.13    Compliance with Applicable Laws.............................................  27

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS....................................  27
     5.1     Covenants of Nutmeg.........................................................  27
     5.1 A   Loan Servicing Rights.......................................................  31
     5.2     Covenants of NewMil.........................................................  31
     5.3     Merger Covenants............................................................  31
     5.4     Compliance with Antitrust Laws..............................................  32

ARTICLE VI - ADDITIONAL AGREEMENTS.......................................................  32
     6.1     Regulatory Matters..........................................................  32
     6.2     Access to Information.......................................................  33
     6.3     Shareholder Meetings........................................................  34
     6.4     Legal Conditions to Merger..................................................  35
     6.5     Stock Exchange Listing......................................................  35
     6.6     Employees; Employment and Other Agreements..................................  35
     6.7     Indemnification.............................................................  36
     6.8     Subsequent Interim and Annual Financial Statements..........................  37
     6.9     Additional Agreements.......................................................  37
     6.10    Advice of Changes...........................................................  37
     6.11    Current Information.........................................................  38
     6.12    Execution and Authorization of Bank Merger Agreement........................  38
     6.13    Change in Structure.........................................................  38
     6.14    Transaction Expenses of Nutmeg..............................................  38

ARTICLE VII - CONDITIONS PRECEDENT.......................................................  39
     7.1     Conditions to Each Party's Obligation To Effect the Merger..................  39
     7.2     Conditions to Obligations of NewMil and New Milford Savings Bank............  40
     7.3     Conditions to Obligations of Nutmeg.........................................  42
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ARTICLE VIII - TERMINATION AND AMENDMENT.................................................  43
     8.1     Termination.................................................................  43
     8.2     Effect of Termination.......................................................  44
     8.3     Amendment...................................................................  44
     8.4     Extension; Waiver...........................................................  44

ARTICLE IX - GENERAL PROVISIONS..........................................................  45
     9.1     Closing.....................................................................  45
     9.2     Nonsurvival of Representations, Warranties, Covenants and Agreements........  45
     9.3     Expenses; Breakup Fee.......................................................  45
     9.4     Notice......................................................................  46
     9.5     Interpretation..............................................................  47
     9.6     Counterparts................................................................  47
     9.7     Entire Agreement............................................................  47
     9.8     Governing Law...............................................................  47
     9.9     Enforcement of Agreement....................................................  48
     9.10    Severability................................................................  48
     9.11    Publicity...................................................................  48
     9.12    Assignment; Limitation of Benefits..........................................  48
     9.13    Additional Definitions......................................................  48
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     This AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2000 (this
"Agreement"), is entered into by and among NewMil Bancorp, Inc., a Delaware corporation ("NewMil"), New Milford Savings Bank, a Connecticut savings bank and wholly owned subsidiary of NewMil ("New Milford Savings Bank"), and Nutmeg
Federal Savings & Loan Association, a federally chartered savings association
("Nutmeg").  (New Milford Savings Bank and Nutmeg are sometimes collectively referred to herein as the "Constituent Banks".)

     WHEREAS, the Boards of Directors of NewMil, New Milford Savings Bank and Nutmeg have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Nutmeg will, subject to the terms and conditions set forth herein, merge with and into New Milford Savings Bank, with New Milford Savings Bank being the "Surviving Bank" and a wholly owned subsidiary of NewMil (the "Merger");

     WHEREAS, prior to the consummation of the Merger, New Milford Savings Bank and Nutmeg will enter into articles of combination and bank merger agreement, substantially in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the Merger;

     WHEREAS, as an inducement to NewMil to enter into this Agreement, Nutmeg will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with NewMil immediately following the execution of this Agreement pursuant to which Nutmeg will grant NewMil an option to purchase, under certain circumstances, an aggregate of 457,280 newly issued shares of common stock, par value $.003 per share, of Nutmeg ("Nutmeg Common Stock") upon the terms and conditions therein contained; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I
                                   THE MERGER

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, in accordance with the Banking Law of Connecticut (the "Connecticut Banking Law") and the rules and regulations of the Office of Thrift Supervision (the "OTS"), at the Effective Time (as defined in Section 1.2 hereof), Nutmeg shall merge into New Milford Savings Bank, with New Milford Savings Bank being the Surviving Bank in the Merger. Upon consummation of the Merger, the corporate existence of Nutmeg shall cease

                                       1
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and the Surviving Bank shall continue to exist as a Connecticut chartered savings bank under the Connecticut Banking Law and a wholly owned subsidiary of NewMil.

     1.2  Effective Time.

     The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the Bank Merger Agreement which shall be filed with the Secretary of State of the State of Connecticut (the "Connecticut Secretary of State"). The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Bank Merger Agreement.

     1.3  Effects of the Merger.

     At and after the Effective Time, the Merger shall have the effects set forth in Section 36a-126(a) of the Connecticut Banking Law.

     1.4  Conversion of Nutmeg Capital Stock.

          (a) At the Effective Time, subject to Sections 1.4(b), 1.4(e) and 2.2 hereof, each share of Nutmeg Common Stock and each share of Class B Preferred Stock, par value $.005 per share, of Nutmeg ("Nutmeg Preferred Stock" which, together with Nutmeg Common Stock, the "Nutmeg Capital Stock") issued and outstanding prior to the Effective Time shall, at the election of the holders thereof as provided in Section 2.2 hereof, be converted and exchangeable into the Merger Consideration consisting of either:

          (i) in the case of Nutmeg Common Stock, the right to receive that number of shares of NewMil common stock, par value $.50 per share ("NewMil Common Stock"), determined by dividing $8.25 (the "Base Value") by the Base Period Trading Price (as defined below), as may be adjusted as provided in
Section 1.4(b) hereof, computed to three decimal places (the "Exchange Ratio") and, in the case of Nutmeg Preferred Stock, that number of shares of NewMil Common Stock as shall equal 1.75 times the Exchange Ratio, provided that if the number of shares of Nutmeg Capital Stock (adjusted to treat each share of Nutmeg Preferred Stock as 1.75 shares of Nutmeg Capital Stock) as to which the holders thereof elect to receive NewMil Common Stock pursuant to this Section 1.4(a)(i) exceeds 60% of the outstanding shares of Nutmeg Capital Stock (as so adjusted), then the number of shares of Nutmeg Capital Stock (as so adjusted) that shall be exchangeable for NewMil Common Stock may be reduced, at the discretion of NewMil, as provided in Section 2.2(e) hereof to a number which shall not be less than 60% of the number of outstanding shares of Nutmeg Capital Stock (as so adjusted) plus the number of shares of Nutmeg Common Stock subject to options outstanding at the Effective Time. The Exchange Ratio will therefore fluctuate without limits depending upon the Base Trading Price. Subject to the provisions of the next succeeding sentence of this Subsection 1.4(a)(i), the term "Base Period Trading Price" shall mean the average of the high and low quotations per share for NewMil Common Stock for the 15 consecutive trading days on which shares of NewMil Common Stock are actually traded (as reported in the Wall Street Journal NASDAQ National Market Issues) ending on the third trading day preceding the Closing Date (such period herein called the "Base Period"). In the event that at any time prior to the Closing Date NewMil shall have publicly announced any transaction pursuant to

                                       2
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which NewMil expects to experience a "Purchase Event" (as described in the
Exhibit B Option Agreement attached hereto and incorporated herein), then in such event the Base Period shall be the fifteen consecutive trading days on which shares of NewMil Common Stock are actually traded ending on the day preceding the period of fifteen consecutive trading days ending on the date of such public announcement. For the purposes of this Agreement, references to NewMil Common Stock shall be deemed to include, where appropriate, references to the right to purchase shares of NewMil's Common Stock pursuant to the Rights Agreement, dated as of July 19, 1994, as amended, between NewMil and American Stock Transfer & Trust Company (the "Rights Agreement"); or

          (ii) in the case of Nutmeg Common Stock, the right to receive the Base Value in cash, without interest, adjusted as provided in Section 1.4(b) hereof and, in the case of Nutmeg Preferred Stock, the right to receive 1.75 times the Base Value, without interest, adjusted as provided in Section 1.4(b) hereof, provided that if the number of shares of Nutmeg Capital Stock (as adjusted to treat each share of Nutmeg Preferred Stock as 1.75 shares of Nutmeg Capital Stock) as to which the holders thereof elect to receive cash, as provided in this Section 1.4(a)(ii), exceeds 50% of the outstanding shares of Nutmeg Capital Stock (as so adjusted), then the number of shares of Nutmeg Capital Stock (as so adjusted) that shall be exchangeable for cash may be reduced, at the discretion of NewMil, as provided in Section 2.2(e) hereof, to a number that shall not be less than 50% of the number of outstanding shares of Nutmeg Capital Stock (as so adjusted) plus the number of shares of Nutmeg Common Stock subject to options at the Effective Time, provided that the cash portion of the Merger Consideration shall not be greater than an amount that is consistent with the issuance of the opinion referred to in Section 7.1(f) hereof.

          (b) Nutmeg owns certain loan servicing rights (the "Loan Servicing Rights"). Prior to the Closing Date, Nutmeg shall sell the Loan Servicing Rights for cash. The Merger Consideration shall be adjusted by adding to the Base Amount the positive difference per share of Nutmeg Capital Stock (adjusted to treat each share of Nutmeg Preferred Stock as 1.75 shares of Nutmeg Capital Stock and including unexercised options) between (i) the sales price received by Nutmeg from the sale of the Loan Servicing Rights, net of all expenses and costs related to the sale and net of all taxes (including income or business taxes) payable by reason of such sale, and (ii) the book value of the Loan Servicing Rights appropriately amortized to the date of the sale of the Loan Servicing Rights, all to be determined in accordance with generally accepted accounting principles.

          (c) All of the shares of Nutmeg Capital Stock converted and exchangeable as provided in this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Nutmeg Capital Stock shall thereafter represent the right to receive either (i) the number of whole shares of NewMil Common Stock (and, if applicable, cash in lieu of any fractional shares) into which the shares of Nutmeg Capital Stock represented by such Certificate have been converted pursuant to Section 1.4(a)(i) or (ii) the amount of cash payable as provided in Section 1.4(a)(ii). Certificates previously representing shares of Nutmeg Capital Stock shall be exchanged for
(x) certificates representing whole shares of NewMil Common Stock (and, if applicable, cash in lieu of fractional shares) issued in consideration therefor or (y) cash, upon the surrender of such Certificates in accordance with Section
2.2 hereof.

                                       3
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          (d)  At the Effective Time, all shares of Nutmeg Capital Stock that are owned by Nutmeg as treasury stock and all shares of Nutmeg Capital Stock that are owned directly or indirectly by NewMil or Nutmeg or any of NewMil's Subsidiaries (as defined in Section 9.13 hereof) (other than shares of Nutmeg Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, whether held directly or indirectly by NewMil or Nutmeg, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Nutmeg Capital Stock held by NewMil or Nutmeg or any of NewMil's Subsidiaries in respect of a debt previously contracted (any such shares, whether held directly or indirectly by NewMil or Nutmeg, being referred to herein as "DPC Shares") shall be canceled and shall cease to exist and no stock of NewMil or other consideration shall be delivered in exchange therefor. All shares of NewMil Common Stock that are owned by Nutmeg (other than Trust Account Shares and DPC Shares) shall become treasury stock of NewMil.

          (e) Certificates for fractions of shares of NewMil Common Stock will not be issued. In lieu of a fraction of a share of NewMil Common Stock, each holder of Nutmeg Capital Stock otherwise entitled to a fraction of a share of NewMil Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the NewMil Common Stock to which such holder would otherwise be entitled, multiplied by (ii) $8.25, as adjusted as provided in
Section 1.4(b) hereof. Following consummation of the Merger, no holder of Nutmeg Capital Stock shall be entitled to dividends or any other rights in respect of any such fraction.

     1.5  New Milford Savings Bank Common Stock.

     At the Effective Time, the shares of the common stock, par value $.50 per share, of New Milford Savings Bank issued and outstanding immediately prior to the Effective Time shall constitute all of the issued and outstanding shares of the Surviving Bank.

      1.6 Options.

     At the Effective Time, each option granted by Nutmeg to purchase shares of Nutmeg Common Stock under the Directors' Incentive Option Plan, the Directors' Option Plan for Non-Employee Directors (collectively, the "Director Stock Option Plans"), the 1998 Employee Stock Option Plan, the 1994 Stock Option Incentive Plan (for employees), and the 1986 Stock Option Reserve Plan (the preceding three option plans shall be referred to as the "Employee Stock Option Plans") (collectively, all five option plans shall be referred to as the "Nutmeg Stock Plans") which is outstanding and unexercised immediately prior thereto shall be converted automatically into cash or payment in NewMil Common Stock equal to the difference between the option exercise price and $8.25 (adjusted, as necessary, as provided in Section 1.4(b) above). The payment will be in cash or NewMil Common Stock based on the option holder's election as provided in Section
2.2 hereof. Payment in NewMil Common Stock shall be based on the Exchange Ratio.

     1.7  Charter.

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

     At the Effective Time, the Certificate of Incorporation of New Milford Savings Bank, as amended (the "Charter"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Bank.

     1.8  Bylaws.

     At the Effective Time, the Bylaws, as amended (the "Bylaws"), of New Milford Savings Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank.

     1.9  Directors and Executive Officers.

     At the Effective Time, the directors and executive officers of New Milford Savings Bank immediately prior to the Effective Time shall be, together with the three directors selected from Nutmeg's Board of Directors as provided in this
Section 1.9, the directors and executive officers of the Surviving Bank, and New Milford Savings Bank and NewMil shall each, at the Effective Time, increase their respective directorships and fill by appointment the vacancies created thereby with three persons who are directors of Nutmeg. The three Nutmeg directors to be appointed to both boards are Messrs. Paul N. Jaber, John Otto, and Anthony M. Rizzo, Sr. (the "Designated Directors"). Should any of the Designated Directors become unavailable to serve as a director of NewMil and New Milford Savings Bank for any reason prior to the Effective Time, a substitute designee will be proposed by Nutmeg and, subject to the consent of the Nominating Committees of the Boards of Directors of New Milford Savings Bank and NewMil, will be so appointed. The Designated Directors shall be appointed to serve terms, each within a separate class of directors, consistent with the three year staggered voting procedure currently in place at NewMil and New Milford Savings Bank, and NewMil and New Milford Savings Bank shall nominate for re-election the person whose term is the first to expire of the Designated Directors so appointed, subject to the continued qualification of such person under NewMil's and New Milford Savings Bank's general criteria for the nomination and election of directors. The non-employee directors of Nutmeg serving immediately prior to the Effective Time will be invited to serve on the advisory board currently being organized for New Milford Savings Bank after the Merger to serve for a period of at least 12 months.

     1.10 Tax Consequences.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.


                                  ARTICLE II
                              EXCHANGE OF SHARES

     2.1  NewMil to Make Merger Consideration Available.

     At or prior to the Effective Time, NewMil shall deposit, or shall cause to be deposited, with NewMil's transfer agent, American Stock Transfer & Trust Company, or such other bank, trust company or transfer agent as NewMil may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) the cash consideration pursuant to Section 1.4(a)(ii) hereof and (ii) certificates representing the shares of NewMil Common Stock and the cash in lieu of fractional shares pursuant to Section 1.4(a)(i) hereof (such cash and certificates for shares of NewMil Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Nutmeg Capital Stock.

     2.2  Exchange of Cash and Shares.

          (a) Prior to the date of the special meeting of Nutmeg's shareholders (the "Special Meeting") contemplated in Section 6.3 hereof, NewMil shall prepare a form, subject to review and comment by Nutmeg (an "Election Form"), pursuant to which a holder of shares of Nutmeg Capital Stock may specify the number of such shares owned by such holder that such holder desires to be converted into a right to receive cash in the Merger and the number of shares of Nutmeg Capital Stock owned by such holder that such holder desires to be converted into a right to receive shares of NewMil Common Stock in the Merger. Nutmeg shall cause an Election Form to be included with the notice of the Special Meeting to be sent to the holders of Nutmeg Capital Stock and mailed to each such holder as of the record date for the Special Meeting (such shareholders hereinafter referred to as "Election Eligible Shareholders"). Only Election Eligible Shareholders shall have the right to receive and submit an Election Form.

          (b) Each Election Eligible Shareholder (other than holders of shares of Nutmeg Capital Stock which, in accordance with Section 1.4 (d) hereof, are to be canceled in the Merger) shall have the right to specify in an Election Form the number of shares owned by such holder that such holder desires to have converted into a right to receive cash in the Merger (a "Cash Election") and the number of Shares owned by such holder that such holder desires to have converted into a right to receive shares of NewMil Common Stock in the Merger (a "Stock Election"); provided that, subject to the provisions of Section 2.2(c) hereof, any holders of Non-Electing Shares shall be deemed to have made a Cash Election. For purposes of this Agreement, "Non-Electing Shares" means all shares (other than shares that are to be canceled in the Merger) of Nutmeg Capital Stock outstanding at the Effective Time as to which neither an effective Cash Election nor an effective Stock Election was made as of the Election Deadline. A Cash Election or a Stock Election shall be effective only if the Exchange Agent appointed by NewMil pursuant to Section 2.1 hereof shall have received no later than 5:00 p.m. New York City time on the date specified on such Election Form, which date shall be disclosed on the Election Form and shall not be earlier than the date of the Special Meeting (the "Election Deadline"), an Election Form covering the shares to which such Cash Election and/or Stock Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Except as described in the last two sentences of this paragraph, a Cash Election or Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Certificates to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Certificate shall result in the revocation of all prior Election Forms with respect to all shares evidenced by such Certificate. Any termination of this Agreement in accordance with Article VIII shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination. If an Election Form is revoked (either by delivery of a written notice of revocation or by delivery of a revised Election Form), the Certificates to which such Election Form applies, if previously delivered to the Exchange Agent, shall be returned to the person revoking such Election Form unless such person otherwise instructs the Exchange Agent. On the day following the last day of the Base Period (i.e., the third trading day preceding the Closing Date), NewMil shall announce a special, 48-hour election change period by posting such announcement on its internet web site (www.newmil.com) and
                                                       --------------
filing a Form 8-K with the Securities and Exchange Commission's ("SEC") "EDGAR" filing system (www.sec.gov). Such announcement will permit Election Eligible
               -----------
Shareholders to change their Cash Election or Stock Election through telephonic and/or electronic transmission to the Exchange Agent as descibed in the announcement.

          (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who did not submit an effective Cash Election or Stock Election, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for cash (or for certificates representing the shares of NewMil Common Stock and, if applicable, the cash in lieu of fractional shares as determined by the Exchange Agent in order to best meet the desires of the holders of Electing Shares to receive either cash or shares of NewMil Common Stock) into which the shares of Nutmeg Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Nutmeg shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of NewMil Common Stock to which such holder of Nutmeg Capital Stock shall have become entitled pursuant to the provisions of Article I hereof and, if applicable, a check representing the amount of cash in lieu of fractional shares or (y) a check representing the amount of cash which such holder has the right to receive pursuant to the provisions of Sections 1.4 (a)(ii) hereof in respect of the Certificate surrendered pursuant to the provision of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

          (d) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for cash or for certificates representing the shares of NewMil Common Stock and, if applicable, the cash in lieu of fractional shares into which the shares of Nutmeg Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Nutmeg shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of NewMil Common Stock to which such holder of Nutmeg Capital Stock shall have become entitled pursuant to the provisions of Article I hereof and, if applicable, a check representing the amount of cash in lieu of fractional shares or (y) a check for the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash payable to holders of Certificates.

          (e) (i) If the holders of Nutmeg Capital Stock shall have submitted Stock Elections with respect to more than 60% of the outstanding shares of Nutmeg Capital Stock (adjusted to treat each share of Nutmeg Preferred Stock as
1.75 shares of Nutmeg Capital Stock), NewMil may direct the Exchange Agent, as soon as practicable after the Effective Time, to reduce the number of shares of Nutmeg Capital Stock that shall be exchangeable for NewMil Common Stock to a number that is not less than 60% of the outstanding shares of Nutmeg Capital Stock (as so adjusted) and to treat the remainder of such shares as shares as to which a Cash Election has been submitted, such reductions to be allocated among such holders as nearly as practicable in proportion to their respective holdings of Nutmeg Capital Stock (as so adjusted) as to which such Stock Elections have been submitted.

               (ii) If the holders of Nutmeg Capital Stock shall have submitted Cash Elections with respect to more than 50% of the outstanding shares of Nutmeg Capital Stock (as so adjusted), NewMil may direct the Exchange Agent, as soon as practicable after the Effective Time, to reduce the number of shares of Nutmeg Capital Stock that shall be exchangeable for cash to a number that is not less than 50% of the outstanding shares of Nutmeg Capital Stock (as so adjusted) and to treat the remainder of such shares as shares as to which a Stock Election has been submitted, such reductions to be allocated among such holders as nearly as practicable in proportion to their respective holdings of Nutmeg Capital Stock (as so adjusted) as to which such Cash Elections have been submitted, provided that the cash portion of the Merger Consideration shall not be greater than an amount that is consistent with the issuance of the opinion referred to in
Section 7.1(f) hereof.

          (f) No dividends or other distributions declared after the Effective Time with respect to NewMil Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NewMil Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of NewMil Common Stock into which his Nutmeg Capital Stock shall have been converted.

          (g) If any certificate representing shares of NewMil Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NewMil Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (h) After the close of business on the day immediately prior to the Effective Time, there shall be no transfers on the stock transfer books of Nutmeg of the shares of Nutmeg Capital Stock which were issued and outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for cash as provided in this Article II.

          (i) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Nutmeg for six months after the Effective Time shall be returned to NewMil. Any shareholders of Nutmeg who have not theretofore complied with this Article II shall thereafter look only to NewMil for payment of Merger Consideration in the form of cash, their shares of NewMil Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on NewMil Common Stock deliverable in respect of each share of Nutmeg Capital Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of NewMil, Nutmeg, the Exchange Agent or any other person shall be liable to any former holder of shares of Nutmeg Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (j) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NewMil, the posting by such person of a bond in such amount as NewMil may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will provide the Merger Consideration in exchange for such lost, stolen or destroyed Certificate in an amount determined in accordance with Section 1.4 (a) hereof.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF NUTMEG

     Nutmeg hereby makes the following representations and warranties to NewMil and New Milford Savings Bank as set forth in this Article III, each of which is being relied upon by NewMil and New Milford Savings Bank as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Nutmeg referenced below and thereby required of Nutmeg pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "Nutmeg Disclosure Schedule."

     3.1  Corporate Organization.

     Nutmeg is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of Nutmeg are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Nutmeg. Nutmeg has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The Amended and Restated Certificate of Incorporation and Bylaws, as amended, (the "Bylaws") of Nutmeg, copies of which have previously been delivered to NewMil, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     3.2  Capitalization.

          (a) The authorized capital stock of Nutmeg consists of 6,000,000 shares of Nutmeg Common Stock and 2,000,000 shares of Nutmeg Preferred Stock.
As of the date hereof, there are (i) 1,435,294 shares of Nutmeg Common Stock issued and outstanding and no shares of Nutmeg Common Stock held in Nutmeg's treasury, and (ii) no shares of Nutmeg Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for (i) 304,756 shares of Nutmeg Common Stock reserved for issuance pursuant to the Director Stock Option Plans (of which options for 236,139 shares are currently outstanding) and (ii) 293,416 shares of Nutmeg Common Stock reserved for issuance pursuant to the Employee Stock Option Plans (of which 292,968 option shares are currently outstanding); (iii) 384,457 shares of Nutmeg Common Stock reserved for issuance upon exercise of the option to be issued to NewMil pursuant to the Option Agreement; (iv) 487,001 shares of Nutmeg Preferred Stock issued and outstanding; and (v) no shares of Nutmeg Preferred Stock reserved for issuance pursuant to any option plan. All of the issued and outstanding shares of Nutmeg Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement, the aforementioned options to purchase 598,172 shares of Nutmeg Common Stock issued pursuant to the Nutmeg Stock Plans, and the conversion privileges of the Nutmeg Preferred Stock, Nutmeg does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Nutmeg Capital Stock or any securities representing the right to purchase or otherwise receive any shares of Nutmeg Capital Stock. The names of the optionees, the date of each option to purchase Nutmeg Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Director and Employee Stock Option Plans, are set forth in Section 3.2(a) of the Nutmeg Disclosure Schedule. Since December 31, 1999, Nutmeg has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted prior to December 31, 1999 under the Nutmeg Stock Plans.

          (b) Nutmeg has no Subsidiaries and has not owned any Subsidiaries, other than as set forth in Section 3.2(b) of the Nutmeg Disclosure Schedule.

     3.3  Authority; No Violation.

          (a) Nutmeg has full corporate power and corporate authority to execute and deliver this Agreement, the Bank Merger Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Bank Merger Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Nutmeg. The Board of Directors of Nutmeg has directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to Nutmeg's shareholders for approval at the Special Meeting and, except for the approval of this Agreement, the Merger and the other transactions contemplated hereby by the requisite vote of Nutmeg's shareholders, no other corporate proceedings on the part of Nutmeg (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement, the Bank Merger Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Bank Merger Agreement and the Option Agreement will be, duly and validly executed and delivered by Nutmeg and (assuming due authorization, execution and delivery by NewMil and New Milford Savings Bank of this Agreement, by New Milford Savings Bank of the Bank Merger Agreement, and by NewMil of the Option Agreement) will constitute valid and binding obligations of Nutmeg, enforceable against Nutmeg in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

          (b) Neither the execution and delivery of this Agreement, the Bank Merger Agreement or the Option Agreement by Nutmeg, nor the consummation by Nutmeg of the transactions contemplated hereby or thereby, nor compliance by Nutmeg with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Nutmeg, or (ii) assuming that the consents and approvals referred to in Section 3.4(a) hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13 hereof) applicable to Nutmeg, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Nutmeg under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Nutmeg is a party, or by which it or any of its properties or assets may be bound or affected.

     3.4  Consents and Approvals.

          (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger with the OTS under the HOLA and the Bank Merger Act and approval of such applications and notices, (ii) the obtaining of a waiver from the Federal Reserve Board ("FRB") pursuant to the exception provided in 12 CFR Part 225.12(d), (iii) the filing of applications and notices with the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner") and approval of such applications and notices as to the Merger (the "State Banking Approvals"), (iv) the filing with the SEC of a registration statement on Form S-4, which will include the proxy statement/prospectus to be used in soliciting the approval of Nutmeg's shareholders at the Special Meeting (the "Proxy Statement"), to register the shares of NewMil Common Stock to be issued in connection with the Merger (including the shares of NewMil Common Stock that may be issued upon the exercise of the options referred to in Section 1.6 hereof) (the "Registration Statement"), (v) the approval of this Agreement by the requisite vote of the shareholders of Nutmeg, (vi) the filings with the OTS and the Connecticut Secretary of State required in connection with the Bank Merger Agreement, (vii) such filings, authorizations and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with The NASDAQ Stock Market, Inc. (or such other exchange as may be applicable) in connection with the issuance of the shares of NewMil Common Stock pursuant to this Agreement, and (viii) such notices, filings, authorizations, approvals or consents that are set forth in Section 3.4(a) of the Nutmeg Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by Nutmeg of this Agreement, the Bank Merger Agreement and the Option Agreement, and (2) the consummation by Nutmeg of the Merger, the Option Agreement and the other transactions contemplated hereby and thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect (as defined in Section 9.13 hereof) on the ability of NewMil to consummate the transactions contemplated hereby or thereby.

          (b) Nutmeg hereby represents to NewMil that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) hereof cannot be obtained or granted on a timely basis.

     3.5  Loan Portfolio; Reports.

          (a) Except as set forth at Section 3.5(a) of the Nutmeg Disclosure Schedule, as of December 31, 1999 and thereafter through and including the date of this Agreement, Nutmeg was not a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer or five percent or greater shareholder of Nutmeg or any Affiliated Person (as defined in Section 9.13 hereof) of the foregoing.

          (b) Nutmeg has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, (ii) the FDIC and any self-regulatory organization ("SRO") (collectively "Regulatory Agencies"). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Nutmeg, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Nutmeg nor does Nutmeg have knowledge of any pending or threatened proceeding or investigation.

     3.6  Financial Statements; Books and Records.

          (a) Nutmeg has previously delivered to NewMil true, correct and complete copies of (a) the balance sheets of Nutmeg as of December 31 for the years 1997, 1998, and 1999 and the related statements of income, changes in stockholders equity and cash flows for the years 1996 through 1999, inclusive, in each case accompanied by the audit report of Seward and Monde, independent public accountants with respect to Nutmeg, and (b) the unaudited balance sheets of Nutmeg as of March 31, 2000 and the related comparative unaudited statements of income, changes in stockholders equity and cash flows for the three month periods ended March 31, 1999 and 2000. The financial statements referred to in this Section 3.6(a) (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial condition of Nutmeg for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the OTS and FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") during the periods involved, except in each case as indicated in such statements or in the notes thereto. The annual reports and quarterly reports that Nutmeg has sent to shareholders since December 31, 1997 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and Nutmeg has previously delivered or made available to NewMil true, correct and complete copies of such reports. The books and records of Nutmeg have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (b) Except and to the extent (i) reflected, disclosed or provided for in the financial statements as of December 31, 1999 referred to above, (ii) of liabilities incurred since December 31, 1999 in the ordinary course of business and consistent with past practice, and (iii) of liabilities related to the Agreement, Nutmeg has no material liabilities, whether absolute, accrued, contingent or otherwise.

          (c) The minute books of Nutmeg contain records of all meetings and other corporate action held of its shareholders and Board of Directors (including committees thereof) and are complete and accurate in all material respects.

     3.7  Broker's Fees.

     Neither Nutmeg nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that Nutmeg has engaged, and will pay a fee to McConnell, Budd & Downes, Inc. ("MB&D") in accordance with the terms of a letter agreement between MB&D and Nutmeg dated June 25, 1998, a true, complete and correct copy of which is attached hereto as Section 3.7 of the Nutmeg Disclosure Schedule.

     3.8  Absence of Certain Changes or Events.

          (a) Except as disclosed in Nutmeg's balance sheet as of December 31, 1999 referred to in Section 3.6(a) hereof or Nutmeg's balance sheet as of March 31, 2000 referred to in Section 3.6(a) hereof, since December 31, 1997 (i) Nutmeg has not incurred any material liability, except as contemplated by this Agreement or in the ordinary course of its business consistent with its past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Nutmeg.

          (b) Since December 31, 1999 Nutmeg has carried on its businesses in the ordinary and usual course consistent with its past practices.

     3.9  Legal Proceedings.

          (a) Nutmeg is not a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Nutmeg (other than routine litigation in the ordinary course of business) or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Nutmeg or its assets.

     3.10 Taxes and Tax Returns.

     Nutmeg has duly filed all federal and state tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal and state taxing authorities on or prior to the date hereof other than taxes or other charges (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth at Section 3.10 of the Nutmeg Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the income tax returns of Nutmeg has been satisfied for all years to and including 1999. The Internal Revenue Service (the "IRS") has not notified Nutmeg of, or otherwise asserted, that there are any material deficiencies with respect to any income tax returns of Nutmeg. There are no material disputes pending, or claims asserted for, taxes or assessments upon Nutmeg, nor has Nutmeg been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period. In addition, federal and state returns which are accurate and complete in all material respects have been filed by Nutmeg for all periods for which returns were due with respect to income tax withholding, social security and unemployment taxes and the amounts shown on such federal and state returns to be due and payable have been paid in full or adequate provision therefor has been included by Nutmeg in its financial statements as of December 31, 1999 and March 31, 2000. The most recent audit of Nutmeg's federal tax returns by the IRS related to the tax return for the year ended December 31, 1995.

     3.11  Employee Benefit Plans.

           (a) Section 3.11(a) of the Nutmeg Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Nutmeg or any other entity which together with Nutmeg would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Nutmeg has any liability (collectively, the "Plans").

           (b) Nutmeg has heretofore delivered to NewMil true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last six years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modifications, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding six plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

           (c) (i) Except as set forth at Section 3.11(c) of the Nutmeg Disclosure Schedule, each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Nutmeg beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Nutmeg, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (v) no liability under Title IV of ERISA has been incurred by Nutmeg that has not been satisfied in full, and no condition exists that presents a material risk to Nutmeg incurring a material liability thereunder;
(vi) no Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA; (vii) all contributions or other amounts payable by Nutmeg as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code; (viii) Nutmeg has not engaged in a transaction in connection with which Nutmeg could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (ix) to the knowledge of Nutmeg, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (x) all Plans could be terminated as of the Effective Time without any liability materially in excess of the amounts accrued with respect to such Plans on the March 31, 2000 financial statements referenced in Section 3.6(a) hereof; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Nutmeg that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G; (xii) no "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(1) of the Code exists with respect to any Plan; and (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA and the regulations thereunder) that is not subject to an administrative or statutory waiver from the reporting requirement.

     3.12  Certain Contracts.

           (a) Except as set forth at Section 3.12(a) of the Nutmeg Disclosure Schedule, Nutmeg is not a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from NewMil, Nutmeg, New Milford Savings Bank, the Surviving Bank or any of NewMil's Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Nutmeg, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement. Nutmeg has previously delivered to NewMil true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Nutmeg is a party. Section 3.12(a) of the Nutmeg Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Nutmeg. Each contract, arrangement or commitment of the type described in this
Section 3.12(a), whether or not set forth in Section 3.12(a) of the Nutmeg Disclosure Schedule, is referred to herein as a "Nutmeg Contract," and Nutmeg has not received notice of, nor do any of its executive officers know of, any violation of any Nutmeg Contract.

           (b) (i) Each Nutmeg Contract is valid and binding and in full force and effect, (ii) Nutmeg has in all material respects performed all obligations required to be performed by it to date under each Nutmeg Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Nutmeg under any such Nutmeg Contract.

     3.13   Agreements with Regulatory Agencies.

     Neither Nutmeg nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of (each, whether or not set forth at Section 3.13 of the Nutmeg Disclosure Schedule, a "Regulatory Agreement") any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Nutmeg been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.14   Takeover Laws; Certificate of Incorporation.

     The Board of Directors of Nutmeg has approved Nutmeg entering into this Agreement, the Bank Merger Agreement and the Option Agreement, and the transactions contemplated hereby and thereby, such that under the Home Owners' Loan Act, Nutmeg's Certificate of Incorporation and any and all other applicable law or documents, the only vote of Nutmeg stockholders necessary to consummate the transactions contemplated hereby (including the Merger and issuance under the Option Agreement) is the approval of this Agreement, the Merger and the other transactions contemplated hereby by the affirmative vote of at least two-thirds of the issued and outstanding shares of Nutmeg Capital Stock, including majority votes of shares held by the holders of each of Nutmeg's Common Stock and Preferred Stock.

     3.15   Environmental Matters.

            (a) Nutmeg is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

            (b) There is no suit, claim, action, proceeding, investigation or notice pending or to the knowledge of Nutmeg's directors and executive officers threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Nutmeg has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Nutmeg;

          (c) To the knowledge of Nutmeg's directors and executive officers, during the period of Nutmeg's ownership or operation of any of its properties, there has not been any material release of Hazardous Material in, on, under or affecting any such property.

          (d) To the knowledge of Nutmeg's executive officers, Nutmeg has not made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

          (e) For purposes of this Section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

          (f) No real property owned or leased by Nutmeg as other real estate owned ("OREO") or otherwise, or owned or controlled by Nutmeg as a trustee or fiduciary meets the statutory criteria of an "Establishment" as that term is defined pursuant to Section 22a-134(3) of the General Statutes of Connecticut.

     3.16 Reserves for Losses.

     All reserves or other allowances for possible losses reflected in Nutmeg's most recent financial statements referred to in Section 3.6(a) hereof as of December 31, 1999 and March 31, 2000 complied with all Laws and are adequate under GAAP. Nutmeg has not been notified by the OTS, FDIC, or Nutmeg's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Nutmeg in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, FDIC, or Nutmeg's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Nutmeg. Nutmeg has previously furnished NewMil with a complete list of all extensions of credit and OREO that have been classified by any bank examiner (regulatory or internal) since January 1, 1998 as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Nutmeg agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1 hereof. All OREO held by Nutmeg is being carried net of reserves at the lower of cost or net realizable value.

     3.17 Properties and Assets.

     Section 3.17 of the Nutmeg Disclosure Schedule lists (i) all real property owned by Nutmeg; (ii) each real property lease, sublease or installment purchase arrangement to which Nutmeg is a party; (iii) each contract for the purchase, sale, or development of real estate to which Nutmeg is a party; and (iv) all items of Nutmeg's tangible personal property and equipment with a book value of

$25,000 or more or having an annual lease payment of $10,000 or more. Except for (a) items reflected in Nutmeg's financial statements as of December 31, 1999 and March 31, 2000 referred to in Section 3.6(a) hereof, (b) exceptions to title that do not interfere materially with Nutmeg's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6(a) above),
(d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1999, and (e) items listed in
Section 3.17 of the Nutmeg Disclosure Schedule, Nutmeg has good and, as to owned real property, marketable and insurable title to all its properties and assets, reflected in the financial statements of Nutmeg as of December 31, 1999 and March 31, 2000, free and clear of all liens, claims, charges and other encumbrances, except those having no material adverse effect upon the operations of Nutmeg or which would involve no material expense to correct or remove. Nutmeg, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, and there has not occurred under any such lease any material breach, violation or default by Nutmeg, and Nutmeg has not experienced any material uninsured damage or destruction with respect to such properties since December 31, 1999. All properties and assets used by Nutmeg are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. Nutmeg enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee, and all leases to which Nutmeg is a party are valid and binding obligations in accordance with the terms thereof. Nutmeg is not in material default with respect to any such lease, and there has occurred no default by Nutmeg or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Nutmeg of any of the property owned, leased, or occupied by it.

     3.18 Insurance.

     Section 3.18 of the Nutmeg Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Nutmeg, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Nutmeg) are in full force and effect and have been in full force and effect as of the times they were supposed to cover. As of the date hereof, Nutmeg has not received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all claims thereunder have been filed in a timely fashion The existing insurance carried by Nutmeg is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Nutmeg, and is sufficient for compliance by Nutmeg with all requirements of Law and agreements to which Nutmeg is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.18 of the Nutmeg Disclosure Schedule, as in effect on the date hereof, have been delivered to NewMil.

     3.19   Compliance with Applicable Laws.

     Nutmeg has complied in all material respects with all Laws applicable to it or to the operation of its business. Nutmeg has not received any notice of any alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     3.20  Loans.

     As of the date hereof:

            (a) All loans owned by Nutmeg, or in which Nutmeg has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

            (b) All loans owned by Nutmeg, or in which Nutmeg has an interest, have been made or acquired by Nutmeg in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans in Nutmeg's financial statements at March 31, 2000 referred to in Section 3.6(a) hereof. Nutmeg holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and, except as set forth at
Section 3.20(b) of the Nutmeg Disclosure Schedule, all loans owned by Nutmeg are with full recourse to the borrowers, and Nutmeg has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.20(b) of the Nutmeg Disclosure Schedule, all loans purchased or originated by Nutmeg and subsequently sold by Nutmeg have been sold without recourse to Nutmeg and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of March 31, 2000 prepared by Nutmeg, which reports include all loans delinquent or otherwise in default, have been furnished to NewMil. True, correct and complete copies of the currently effective lending policies and practices of Nutmeg also have been furnished to NewMil.

            (c) Except as set forth at Section 3.20(c) of the Nutmeg Disclosure Schedule, each outstanding loan participation sold by Nutmeg was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Nutmeg) proportionately to the share of such loan represented by such participation without recourse of such other lender or participant to Nutmeg for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Nutmeg has properly fulfilled its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied with its duties as required under applicable regulatory requirements.

            (d) Nutmeg has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

     3.21  Affiliates.

     Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of Nutmeg is listed at Section 3.21 of the Nutmeg Disclosure Schedule. Each director (including the President and Chief Executive Officer) and executive officer of Nutmeg has delivered to NewMil, concurrently with the execution of this Agreement, the Nutmeg Stockholder Agreement in the form attached hereto as Exhibit C. The Nutmeg Stockholder Agreement has been duly and validly executed and delivered by each person that is a party thereto (assuming due authorization, execution and delivery by NewMil) and will constitute the valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

     3.22  Ownership of NewMil Common Stock.

     Except as set forth at Section 3.22 of the Nutmeg Disclosure Schedule (which, for this Section only, may be delivered by Nutmeg within twenty days following the date of this Agreement), neither Nutmeg nor any of its affiliates or associates (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of NewMil (other than those agreements, arrangements or understandings specifically contemplated hereby).

     3.23  Fairness Opinion.

     Nutmeg has received an opinion from MB&D to the effect that, in its opinion, the consideration to be paid to stockholders of Nutmeg hereunder is fair to such stockholders from a financial point of view (the "Fairness Opinion"), and MB&D has consented to the inclusion of its Fairness Opinion in the Registration Statement, updated as necessary to the effective date of the Registration Statement, it being understood that MB&D shall have the right to review and comment upon the Registration Statement.

     3.24  Community Reinvestment Act and Consumer Compliance.

     Nutmeg has received a "satisfactory" or better rating in its most recent Community Reinvestment Act examination, and Nutmeg is not aware of any concern of the OTS or FDIC regarding its compliance with the Community Reinvestment Act or any applicable consumer compliance laws.


                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF NEWMIL

     NewMil, on behalf of itself and its wholly owned subsidiary, New Milford Savings Bank, hereby makes the following representations and warranties to Nutmeg as set forth in this Article IV, each of which is being relied upon by Nutmeg as a material inducement to enter into and perform this Agreement.

     4.1  Corporate Organization.

          (a) NewMil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NewMil has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. NewMil is duly registered as a bank holding company with the FRB. The Certificate of Incorporation ("Certificate of Incorporation"), and Bylaws ("Bylaws"), of NewMil, as amended to date, copies of which have previously been made available to Nutmeg, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b) New Milford Savings Bank is a Connecticut state savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. New Milford Savings Bank has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and By-Laws of New Milford Savings Bank, as amended to date, copies of which have previously been made available to Nutmeg, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     4.2 Capitalization.

          (a) The authorized capital stock of NewMil consists of 20,000,000 shares of NewMil Common Stock, par value $.50 per share, of which 3,608,225 shares were outstanding (net of 2,381,913 treasury shares) at March 31, 2000.
At such date, there were options outstanding to purchase 439,350 shares of NewMil Common Stock. All of the issued and outstanding shares of NewMil Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, NewMil does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NewMil Common Stock or any other equity security of NewMil or any securities representing the right to purchase or otherwise receive any shares of NewMil Common Stock or NewMil Preferred Stock, other than pursuant to the Rights Agreement and director and employee stock option plans. The shares of NewMil Common Stock to be issued pursuant to the Merger are authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) The authorized capital stock of New Milford Savings Bank consists of 10,000,000 shares of common stock, par value $1.00 per share, 3,709,586 of which are issued and outstanding. The outstanding shares of common stock of New Milford Savings Bank are owned by NewMil free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

      4.3 Authority; No Violation.

          (a) NewMil has full corporate power and corporate authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Bank Merger Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of NewMil which has directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to NewMil's shareholders for approval at a special meeting of NewMil shareholders ("NewMil Special Meeting") and, except for such approval, no other corporate proceedings on the part of NewMil (except for matters related to setting the date, time, place and record date for the New Mil Special Meeting), are necessary to approve this Agreement, the Bank Merger Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby.
This Agreement has been, and the Bank Merger Agreement and the Option Agreement will be, duly and validly executed and delivered by NewMil and (assuming due authorization, execution and delivery by Nutmeg) will constitute valid and binding obligations of NewMil, enforceable against NewMil in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

          (b) New Milford Savings Bank has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of New Milford Savings Bank and by NewMil as the sole shareholder of New Milford Savings Bank. All corporate proceedings on the part of New Milford Savings Bank necessary to consummate the transactions contemplated hereby and thereby will have been taken prior to the Effective Time. This Agreement has been, and the Bank Merger Agreement will be, duly and validly executed and delivered by New Milford Savings Bank and (assuming due authorization, execution and delivery by Nutmeg) will constitute valid and binding obligations of New Milford Savings Bank, enforceable against New Milford Savings Bank in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement by NewMil and New Milford Savings Bank, the Bank Merger Agreement by New Milford Savings Bank, or the Option Agreement by NewMil, nor the consummation by NewMil or New Milford Savings Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by NewMil or New Milford Savings Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of NewMil or the Charter or Bylaws of New Milford Savings Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any Laws applicable to NewMil, New Milford Savings Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of NewMil or New Milford Savings Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NewMil or New Milford Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

      4.4 Consents, Approvals and Reports.

          (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger with the OTS under the HOLA and the FDIC under the Bank Merger Act and approval of such applications and notices, (ii) the obtaining of a waiver from the FRB pursuant to the exception provided in 12 CFR
Part 225.12(d); (iii) the filing and approval of the application for approval to the Banking Commissioner pursuant to Section 36a-126(a) of the Connecticut Banking Law, (iv) the filing with the SEC of the Registration Statement, (v) the approval of this Agreement by the requisite vote of the shareholders of Nutmeg,
(vi) the approval of this Agreement and the increase in directorships contemplated in this Agreement by the requisite vote of shareholders of NewMil,
(vii) the filings with the Connecticut Secretary of State required in connection with the Bank Merger Agreement, (viii) such filings, authorizations and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with The Nasdaq Stock Market, Inc. (or such other exchange as may be applicable) in connection with the issuance of the shares of NewMil Common Stock pursuant to this Agreement, and (ix) any necessary notices, filings, authorizations, approvals or consents of third parties, no consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with (1) the execution and delivery by NewMil and New Milford Savings Bank of this Agreement, (2) the execution and delivery by New Milford Savings Bank of the Bank Merger Agreement, (3) the execution and delivery by NewMil of the Option Agreement, (4) the consummation by NewMil of the transactions contemplated hereby, and (5) the consummation by New Milford Savings Bank of the Merger, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Nutmeg to consummate the transactions contemplated hereby or thereby.

          (b) NewMil hereby represents to Nutmeg that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) hereof cannot be obtained or granted on a timely basis.

          (c) NewMil and New Milford Savings Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997, with (i) the FRB, (ii) the Banking Commissioner, (iii) the FDIC, (iv) the SEC and (v) the Regulatory Agencies. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of NewMil and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of NewMil since December 31, 1997.

      4.5 Financial Statements; Exchange Act Filings; Books and Records.

     NewMil has previously delivered to Nutmeg true, correct and complete copies of (a) the consolidated balance sheets of NewMil and its Subsidiaries as of June 30, for the fiscal years 1997, 1998 and 1999 and the related consolidated statements of income and statements of changes in shareholders equity and cash flows for the fiscal years ended June 30, 1996 through 1999, inclusive, as reported in NewMil's Reports on Form 10-K filed with the SEC on or about September 30, 1998 and 1999 under the Exchange Act, in each case accompanied by the audit report of PricewaterhouseCoopers, LLP, independent public accountants with respect to NewMil, and (b) the unaudited consolidated statement of condition of NewMil and its Subsidiaries as of March 31, 2000 and the related comparative unaudited statements of operations and cash flows for the three and nine month periods ended March 31, 2000 and 1999. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of NewMil and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP during the periods involved, except as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. NewMil's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and NewMil has previously delivered or made available to Nutmeg true, correct and complete copies of such reports. The books and records of NewMil and New Milford Savings Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.6  Absence of Certain Changes or Events.

     Except as disclosed in NewMil's filings with the SEC on any of Forms 10-K, 10-Q or 8-K during 1999 or 2000, true, correct and complete copies of which have previously been delivered to Nutmeg, since December 31, 1997, (i) NewMil has not incurred any material liability, except as contemplated by this Agreement or in the ordinary course of business consistent with its past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on NewMil.

     4.7  Ownership of Nutmeg Common Stock; Affiliates and Associates.

     Except as contemplated by this Agreement, neither NewMil nor any of its affiliates or associates (as defined in the Exchange Act) (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, more than five percent of the outstanding capital stock of Nutmeg, excluding the shares of Nutmeg Common Stock issuable pursuant to the Option Agreement to be executed subsequent to the execution of the Agreement.

     4.8  Employee Benefit Plans.

     NewMil has heretofore made available for inspection, or delivered (if requested) to Nutmeg true, correct and complete copies of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "NewMil Plans") by NewMil or any of its Subsidiaries. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(1) of the Code exists with respect to any NewMil Plan. The NewMil Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.

     4.9  Agreements with Regulatory Agencies.

     Neither NewMil nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has NewMil, nor New Milford Savings Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.10 Community Reinvestment Act and Consumer Compliance.

     New Milford Savings Bank has received a "satisfactory" or better rating in its most recent Community Reinvestment Act examination, and New Milford Savings Bank is not aware of any concern of the Banking Commissioner or FDIC regarding its compliance with the Community Reinvestment Act or any applicable consumer compliance laws.

     4.11 Legal Proceedings.

          (a) NewMil is not a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NewMil or New Milford Savings Bank (other than routine litigation in the ordinary course of business) or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NewMil or its assets.

     4.12 Taxes and Tax Returns.

     NewMil has duly filed all federal and state tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal and state taxing authorities on or prior to the date hereof other than taxes or other charges (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth at Section 4.12 of the NewMil Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the income tax returns of NewMil has been satisfied for all years to and including 1999. The IRS has not notified NewMil of, or otherwise asserted, that there are any material deficiencies with respect to any income tax returns of NewMil. There are no material disputes pending, or claims asserted for, taxes or assessments upon NewMil, nor has NewMil been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period. In addition, federal and state returns which are accurate and complete in all material respects have been filed by NewMil for all periods for which returns were due with respect to income tax withholding, social security and unemployment taxes and the amounts shown on such federal and state returns to be due and payable have been paid in full or adequate provision therefor has been included by NewMil in its financial statements as of June 30, 1999 and March 31, 2000. The most recent audit of NewMil's federal tax returns by the IRS related to the tax return for the year ended June 30, 1991.

     4.13 Compliance with Applicable Laws.

     NewMil has complied in all material respects with all Laws applicable to it or to the operation of its business. NewMil has not received any notice of any alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  Covenants of Nutmeg.

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, including Section 1.4(b) hereof respecting the sale of the Loan Servicing Rights, the Bank Merger Agreement or the Option Agreement or with the prior written consent of NewMil, Nutmeg shall carry on its businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Nutmeg will use its reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself and NewMil the present services of the employees of Nutmeg and (z) preserve for itself and NewMil the goodwill of the customers of Nutmeg and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Nutmeg Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by NewMil in writing, Nutmeg shall not:

          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for the payment in cash of (i) regular quarterly cash dividends on the Nutmeg Common Stock and Nutmeg Preferred Stock in accordance with Section 5.1(a) of the Nutmeg Disclosure Schedule with declaration, record and payment dates corresponding to the quarterly dividends paid by Nutmeg during its fiscal year ended December 31, 1999 (without otherwise limiting the foregoing, Nutmeg shall be entitled to declare and pay a regular dividend on the Nutmeg Common Stock if holders of Nutmeg Common Stock who receive NewMil Common Stock as Merger Consideration would otherwise not be paid a quarterly cash dividend for that calendar quarter with respect to NewMil Common Stock so received as Merger Consideration) and (ii) the amount of dividends on the Nutmeg Preferred Stock accrued in the financial statements of Nutmeg through the Closing Date if such accrued amount is paid in cash and the payment thereof does not cause the shareholders' equity of Nutmeg immediately following such payment to be less than the shareholders' equity reflected on the March 31, 2000 balance sheet (unaudited) of Nutmeg, in accordance with Section 5.1(a) of the Nutmeg Disclosure Schedule;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Nutmeg Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof), any shares of the capital stock of Nutmeg, or any securities convertible into or exercisable for any shares of the capital stock of Nutmeg;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Nutmeg Common Stock pursuant to stock options or similar rights to acquire Nutmeg Common Stock granted pursuant to the Nutmeg Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

          (d) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

          (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold substantive discussions or negotiations with or provide any information to, any person, entity or group (other than NewMil) concerning any Acquisition Transaction (as defined below). Notwithstanding the foregoing, Nutmeg may provide information in connection with a possible Acquisition Transaction if the Board of Directors of Nutmeg following receipt of written advice of counsel, reasonably determines in the exercise of its fiduciary duty that such information must be furnished. Nutmeg shall promptly communicate to NewMil the material terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and whether it is providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Nutmeg will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than NewMil with respect to any of the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger, consolidation or other business combination involving Nutmeg, or (iii) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets and/or liabilities, out of the ordinary course of business, of, Nutmeg other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement, including the sale of the Loan Servicing Rights pursuant to
Section 1.4(b) hereof;

          (f) make capital expenditures aggregating in excess of $25,000;

          (g) enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in
Article VII not being satisfied, or in a violation of any provision of this Agreement, the Bank Merger Agreement or the Option Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at December 31, 1999 except as required by changes in GAAP or regulatory accounting principles as concurred to by NewMil's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy relating to one or more of its current or former directors, officers, employees or independent contractors,
(ii) except in the ordinary course of business consistent with past practices, increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) hire any new employee at an annual compensation in excess of $20,000, (v) except in the ordinary course of business consistent with past practices, pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, (vii) pay any retention or other bonuses in the aggregate in excess of $50,000, or any severance payments in the aggregate in excess of $50,000, to employees, (viii) make any contribution to any Plan that is subject to Title IV of ERISA in excess of the amount required to satisfy applicable minimum funding requirements under ERISA and the Code, or (ix) make any nondeductible contribution to any Plan;

          (l) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

          (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

          (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Nutmeg;

          (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing, and which would not change the risk profile of Nutmeg based on its existing deposit and lending policies or make any equity investments;

          (q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

          (r) originate (i) any loans except in accordance with existing Nutmeg lending policies, (ii) commercial business loans in excess of $250,000, (iii) unsecured consumer loans in excess of $10,000, (iv) commercial real estate first mortgage loans in excess of $250,000 as to any loan or $250,000 in the aggregate as to related loans, or loans to related persons, or (v) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for loans for which written applications have been received by Nutmeg as of the date hereof and as set forth in Section 5.1(r) of the Nutmeg Disclosure Schedule; provided, however, that (x) Nutmeg may renew existing lines of credit upon substantially the same terms and conditions in accordance with existing Nutmeg lending policies without prior consultation with NewMil, and (y) if Nutmeg submits to NewMil a written proposal for an exception to the lending limitations set forth in this Section 5.1(r), unless NewMil notifies Nutmeg within five business days after receipt of the written proposal, NewMil shall be deemed to have consented to the proposal (for purposes of this provision, notice shall be given in accordance with Section 5.1(r) of the Nutmeg Disclosure Schedule;

           (s) make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than one year;

           (t) purchase any mortgage loan servicing rights except in connection with the performance of three contracts in force on the date of this Agreement, as listed in Section 5.1(t) of the Nutmeg Disclosure Schedule, that require purchases of loan servicing rights subsequent to the date of this Agreement; or

           (u) agree or commit to do any of the actions set forth in (a) - (t) above.

     The consent of NewMil to any action by Nutmeg that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chairman, Chief Executive Officer and President or any Senior Vice President of NewMil.


     5.1   A Loan Servicing Rights.

     Prior to the Effective Time, Nutmeg shall sell all Loan Servicing Rights owned by it for cash. The sale shall be on terms and conditions that are usual and customary in such transactions and shall be accounted for as a sale in accordance with GAAP. Nutmeg shall, as soon as practicable following the execution of this Agreement, engage a firm, acceptable to NewMil, experienced in the sale of loan servicing rights to begin to market the Loan Servicing Rights.

     5.2   Covenants of NewMil.

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with Nutmeg's prior written consent, NewMil shall not, and shall not permit New Milford Savings Bank to:

          (a) take any action that will result in (i) any of NewMil's representations and warranties set forth in this Agreement being or becoming untrue, unless the failure of such representations or warranties to be true would not, individually or in the aggregate, have a Material Adverse Effect on NewMil, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, the Bank Merger Agreement or the Option Agreement, except, in every case, as may be required by applicable law;

          (b) repurchase shares of NewMil Common Stock in amounts or at prices that are materially larger or higher than NewMil's past practices respecting repurchases of NewMil Common Stock;

          (c) take any other action that would materially adversely affect the ability of NewMil and New Milford Savings Bank to consummate the transactions contemplated by this Agreement; or

          (d) declare a stock split or stock dividend.


      5.3 Merger Covenants.

          Notwithstanding that Nutmeg believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Nutmeg recognizes that may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Nutmeg and NewMil shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, Nutmeg's loan, accrual and reserve policies to those policies of NewMil to the extent appropriate, provided, that any change in Nutmeg's policies in connection with such matters need not be effected until the parties receive all necessary governmental and stockholder approvals and consents to consummate the transactions contemplated hereby. To facilitate the foregoing, Nutmeg shall assign a loan officer to work with a NewMil loan officer to conform the documentation, information and data in Nutmeg's loan files with the policies and procedures required by NewMil in its loan files.

      5.4 Compliance with Antitrust Laws.

      Each of NewMil and Nutmeg shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Bank Merger Act and the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of NewMil and Nutmeg shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. NewMil and Nutmeg shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall not include, among other things and to the extent NewMil so desires, the willingness of NewMil to accept an order agreeing to the divestiture, or the holding separate, of any assets of NewMil or Nutmeg.


                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

      6.1 Regulatory Matters.

          (a) Upon the execution and delivery of this Agreement, NewMil and Nutmeg (as to information to be included therein pertaining to Nutmeg) shall promptly cause to be prepared and filed with the SEC the Registration Statement for the purpose of registering the NewMil Common Stock to be issued in the Merger, and with the OTS the Proxy Statement for the purpose of soliciting votes on the Merger from the holders of Nutmeg Capital Stock. NewMil and Nutmeg shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC and the Proxy Statement approved by the OTS as soon as possible after the filing. The parties shall cooperate in responding to and considering any questions or comments from the SEC or OTS staff regarding the information contained in the Registration Statement or Proxy Statement. If at any time after the Registration Statement or Proxy Statement is filed with the SEC or OTS, and prior to the Closing Date, any event relating to Nutmeg is discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement or Proxy Statement, Nutmeg shall promptly inform NewMil and shall furnish NewMil with all necessary information relating to such event whereupon NewMil shall promptly cause an appropriate amendment to the Registration Statement or Proxy Statement to be filed with the SEC or OTS. Upon the effectiveness of such amendment, Nutmeg (if prior to the meeting of shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting. NewMil shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement and Nutmeg shall furnish all information concerning Nutmeg and the holders of Nutmeg Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the effectiveness of the Stockholder Agreement). Nutmeg and NewMil shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Nutmeg or NewMil and New Milford Savings Bank, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

          (c) Nutmeg shall, upon request, furnish NewMil with all information concerning Nutmeg and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of NewMil or New Milford Savings Bank to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d) NewMil and Nutmeg shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed

      6.2 Access to Information.

          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Nutmeg shall accord to the officers, employees, accountants, counsel and other representatives of NewMil and New Milford Savings Bank access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Nutmeg shall make available to NewMil (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as NewMil may reasonably
request.   NewMil shall receive minutes of all meetings of the Nutmeg's Board of
Directors and any committees thereof, and of any management committees (except for the portion of such meetings which relate to the Merger or an Acquisition Transaction or such other matters deemed confidential ("Confidential Matters") of Nutmeg). NewMil will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which NewMil entered into with Nutmeg dated April 14, 2000 (the "Confidentiality Agreement").

          (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, NewMil shall, and shall cause New Milford Savings Bank to, afford to the officers, employees, accountants, counsel and other representatives of Nutmeg, access, during normal business hours during the period prior to the Effective Time, to such information regarding NewMil as shall be reasonably necessary for Nutmeg to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Nutmeg to confirm that the representations and warranties of NewMil contained herein are true and correct and that the covenants of NewMil contained herein have been performed in all material respects. Nutmeg will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          (d) Nutmeg shall provide NewMil with true, correct and complete copies of all financial and other information provided to directors of Nutmeg in connection with meetings of their Boards of Directors or committees thereof, which information shall be provided to NewMil concurrently with its provision to the directors of Nutmeg.

          (e) Nutmeg acknowledges that NewMil may in the future become involved in the process of acquiring other businesses, banks and financial institutions and that in connection with such acquisitions, information concerning Nutmeg may be required to be included in the registration statements, if any, for the sale of securities of NewMil or in SEC reports in connection with such acquisitions. Nutmeg agrees to provide NewMil with any information, certificates, documents or other materials about Nutmeg as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by NewMil prior to the Effective Time. Nutmeg shall use its reasonable best efforts to cause its attorneys and accountants to provide NewMil and any underwriters for NewMil with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities NewMil shall reimburse Nutmeg for reasonable expenses thus incurred by Nutmeg should the transactions contemplated by this Agreement be terminated for any reason.

      6.3 Shareholder Meetings.

      Nutmeg and NewMil shall each take all steps necessary to duly call, give notice of, convene and hold the Special Meeting and NewMil Special Meeting within 50 days after the Registration Statement becomes effective and the Proxy Statement is approved for circulation by the OTS for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby. Management and the Board of Directors of each of Nutmeg and NewMil shall recommend to their respective shareholders approval of this Agreement, the Merger, and the other transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby, unless the Board of Directors of either party reasonably determines, based upon the written advice of its legal counsel, that such recommendation or opposition, as the case may be, would constitute a breach of the exercise of its fiduciary duty. Nutmeg and NewMil shall coordinate and cooperate with respect to the foregoing matters.

     6.4  Legal Conditions to Merger.

     Each of NewMil and Nutmeg shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Nutmeg or NewMil in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5  Stock Exchange Listing.

     NewMil shall cause the shares of NewMil Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on Nasdaq (or such other exchange on which the NewMil Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

     6.6  Employees; Employment and Other Agreements.

          (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under the New Milford Savings Bank 401(k) Plan (but not under the New Milford Savings Bank Defined Benefit Pension Plan), in the case of individuals who are employees of Nutmeg at the Effective Time and who become employees of New Milford Savings Bank, periods of service with Nutmeg before the Effective Time shall be treated as if such service had been with New Milford Savings Bank. Individuals who are employees of Nutmeg at the Effective Time and who become employees of New Milford Savings Bank shall be eligible to participate in any other employee benefit plan (within the meaning of ERISA Section 3(3)) (but not the New Milford Savings Bank defined benefit pension plan, the benefit accruals for which have been suspended since 1993 for all employees) maintained by New Milford Savings Bank on the same terms and conditions as apply generally to other employees of New Milford Savings Bank.

          (b) New Milford Savings Bank expects, subject to its normal hiring process, to offer a position of at-will employment to each of Nutmeg's employees with direct customer contact except those who duplicate functions served by employees of New Milford Savings Bank, at their existing branch location. In addition, New Milford Savings Bank will use its reasonable best efforts in connection with reviewing applicants for employment positions to give Nutmeg employees who are not offered positions at the Effective Time the same consideration as is afforded NewMil or New Milford Savings Bank employees for such position in accordance with existing formal or informal policies.

          (c) Following the Merger, NewMil agrees that it shall honor the existing change of control contracts with the three senior officers of Nutmeg that are specifically listed at Section 3.12(a) of the Nutmeg Disclosure Schedule; provided, however, that in making the foregoing agreement, except as otherwise required by law, NewMil will honor such contracts only to the extent that, as represented at Section 3.11 hereof, none of such contracts, nor any other Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Nutmeg that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G.

     6.7  Indemnification.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Nutmeg (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Nutmeg or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Nutmeg. It is understood and agreed that after the Effective Time, NewMil shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Certificate of Incorporation and Bylaws of NewMil or the Charter and Bylaws of New Milford Savings Bank, as the case may be, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses) judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to NewMil; provided, however, that (1) NewMil shall have the right to assume the defense thereof and upon such assumption NewMil shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NewMil elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between NewMil and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to NewMil, and NewMil shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NewMil shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) NewMil shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). NewMil shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) NewMil would be permitted to advance such expenses pursuant to the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") and NewMil's Certificate of Incorporation or Bylaws, and (ii) NewMil receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by NewMil pursuant to the Delaware Corporation Law and NewMil's Certificate of Incorporation or Bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NewMil thereof;

provided, however, that the failure to so notify shall not affect the obligations of NewMil under this Section 6.7 except to the extent such failure to notify materially prejudices NewMil.

          (b) NewMil shall use commercially reasonable efforts to cause the persons serving as officers and directors of Nutmeg immediately prior to the Effective Time to be covered by a directors and officers liability insurance policy ("Tail Insurance") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Nutmeg's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for an aggregate premium cost for the Tail Insurance of not more than $30,000 and for a period not less than three years.

     6.8  Subsequent Interim and Annual Financial Statements.

     As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter), NewMil will deliver to Nutmeg its Quarterly Reports on Form 10-Q as filed with the SEC under the Exchange Act, and Nutmeg will deliver promptly to NewMil its Form 10-QSB as filed with the OTS under the Exchange Act. NewMil and Nutmeg shall each deliver to the other its Current Reports on Form 8-K and Annual Reports on Form 10-K or 10-KSB promptly after filing such reports with the SEC or OTS as well as any shareholder communications set forth by either party to its shareholders.

     6.9  Additional Agreements.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement, or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Nutmeg's Subsidiaries shall take all such necessary action as may be reasonably requested by NewMil.

     6.10 Advice of Changes.

     NewMil and Nutmeg shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, Nutmeg will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) hereof, as the case may be, or the compliance by Nutmeg with the covenants set forth in Section 5.1 hereof.

     6.11 Current Information.

     During the period from the date of this Agreement to the Effective Time, Nutmeg will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of NewMil and to report the general status of the ongoing operations of Nutmeg. Nutmeg will promptly notify NewMil of any material change in the normal course of business or in the operation of the properties of Nutmeg and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Nutmeg, and will keep NewMil fully informed of such events.

     6.12  Execution and Authorization of Bank Merger Agreement.

     Prior to the Effective Time, (a) NewMil shall approve the Bank Merger Agreement as the sole shareholder of New Milford Savings Bank, and (b) New Milford Savings Bank and Nutmeg shall execute and deliver the Bank Merger Agreement.

     6.13  Change in Structure.

     NewMil may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no material adverse federal income tax consequences to the Nutmeg shareholders as a result of such modification, (ii) the consideration to be paid to the Nutmeg shareholders under this Agreement is not thereby changed or reduced in amount, (iii) such modification will not materially change the rights or benefits of any director, officer or employee of Nutmeg provided in this Agreement, and (iv) such modification will not be reasonably likely to delay materially or jeopardize receipt of any Requisite Regulatory Approvals. In the event that NewMil elects to change the structure of the Merger, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, NewMil shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. NewMil and Nutmeg agree to cooperate fully with each other to effect such amendments.

     6.14  Transaction Expenses of Nutmeg.

           (a) For planning purposes, Nutmeg shall, within 15 days from the date hereof, provide NewMil with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Nutmeg in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Nutmeg shall promptly notify NewMil if or when it determines that it will expect to exceed its budget.

           (b) Promptly after the execution of this Agreement, Nutmeg shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Nutmeg shall accrue and/or pay all of such amounts as soon as possible.

           (c) Nutmeg shall advise NewMil monthly of all out-of-pocket expenses which Nutmeg has incurred in connection with this transaction.

          (d) NewMil, in reasonable consultation with Nutmeg, shall make all arrangements with respect to the printing and mailing of the Proxy Statement. NewMil, if it deems necessary, also shall engage (at NewMil's expense) a proxy solicitation firm to assist in the solicitation of proxies for the Special Meeting of Nutmeg's shareholders. Nutmeg agrees to cooperate as to such matters.


                                  ARTICLE VII
                             CONDITIONS PRECEDENT

     7.1  Conditions to Each Party's Obligation To Effect the Merger.

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  Shareholder Approval.

          This Agreement, the Merger and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Nutmeg Capital Stock entitled to vote thereon (including a majority vote of each of the Common Stock and Preferred Stock shares), and the affirmative vote of a majority of the votes cast in person or by proxy by holders of the issued and outstanding shares of NewMil Common Stock entitled to vote thereon.

          (b)  Stock Exchange Listing.

          The shares of NewMil Common Stock which shall be issued in the Merger (including the NewMil Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq (or such other exchange on which the NewMil Common Stock may become listed).

          (c)  Other Approvals.

          All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). No Requisite Regulatory Approval shall contain a non-customary condition that NewMil reasonably determines to be burdensome or otherwise alter the benefits for which it bargained in this Agreement.

          (d)  Registration Statement.

          The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)  No Injunctions or Restraints; Illegality.

          No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (f)  Federal Tax Opinion.

          NewMil and Nutmeg shall have received from Tyler Cooper & Alcorn, LLP or PricewaterhouseCoopers, LLP an opinion to NewMil and Nutmeg, in form and substance reasonably satisfactory to NewMil and Nutmeg, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the receipt by shareholders of Nutmeg of Merger Consideration consisting of NewMil Common Stock will not result in the recognition of gain or loss by such shareholders for federal income tax purposes. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of Nutmeg, NewMil, New Milford Savings Bank, their respective affiliates and others.

     7.2  Conditions to Obligations of NewMil and New Milford Savings Bank.

     The obligation of NewMil and New Milford Savings Bank to effect the Merger is also subject to the satisfaction or waiver by NewMil at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.

          The representations and warranties of Nutmeg set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Nutmeg. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. NewMil shall have received a certificate signed on behalf of Nutmeg by the President of Nutmeg to the foregoing effect.

          (b)  Performance of Covenants and Agreements.

          Nutmeg shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement, including, but not limited to, the sale of the

Loan Servicing Rights in accordance with Section 5.1(a) hereof, at or prior to the Closing Date. NewMil shall have received a certificate signed on behalf of Nutmeg by the President of Nutmeg to such effect.

          (c)  Nutmeg Shareholders' Equity

          The shareholders' equity reflected on the balance sheet of Nutmeg immediately following the sale of the Loan Servicing Rights (unaudited) shall be equal to or greater than the shareholders' equity reflected on the March 31, 2000 balance sheet (unaudited) of Nutmeg, exclusive of any increase in shareholders' equity attributable to the exercise of any options by Nutmeg option holders in the intervening period.

          (d)  Consents under Agreements.

          The consent, approval or waiver of each person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in connection with the transactions contemplated hereby or in order to permit the succession by the Surviving Bank pursuant to the Merger to any obligation, right or interest of Nutmeg under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Bank.

          (e)  No Pending Governmental Actions.

          No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (f)  Legal Opinion.

          NewMil shall have received the opinion of Day, Berry & Howard, counsel to Nutmeg, dated the Closing Date, in the form attached hereto as Exhibit D. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of Nutmeg and of public officials, reasonably acceptable to NewMil.

          (g)  Accountant's Comfort Letter.

          Nutmeg shall have caused to be delivered on the respective dates thereof to NewMil "comfort letters" from Seward and Monde, Nutmeg's independent public accountants, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing (defined in Section 9.1 hereof), and addressed to NewMil and Nutmeg, with respect to Nutmeg's financial data presented in the Registration Statement, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

     7.3  Conditions to Obligations of Nutmeg.

     The obligation of Nutmeg to effect the Merger is also subject to the satisfaction or waiver by Nutmeg at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.

          The representations and warranties of NewMil set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on NewMil. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. Nutmeg shall have received a certificate signed on behalf of NewMil by each of the Chairman, Chief Executive Officer and President of NewMil to the foregoing effect.

          (b)  Performance of Covenants and Agreements.

          NewMil and New Milford Savings Bank shall have each performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Nutmeg shall have received a certificate signed on behalf of NewMil by the Chairman, Chief Executive Officer and President of NewMil and New Milford Savings Bank to the foregoing effect.

          (c)  Consents under Agreements.

          The consent or approval or waiver of each person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which NewMil or New Milford Savings Bank is a party or is otherwise bound shall have been obtained, except for those, the failure of which to obtain, will not result in a Material Adverse Effect on NewMil.

          (d)  No Pending Governmental Actions.

          No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e)  Legal Opinion.

          Nutmeg shall have received the opinion of Tyler Cooper & Alcorn, LLP, counsel to NewMil, dated the Closing Date, in the form attached hereto as Exhibit E. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of NewMil and of public officials, reasonably acceptable to Nutmeg.

          (f)  Updated Fairness Opinion.

          Nutmeg shall have received from MB&D for inclusion in the Proxy Statement an update of the Fairness Opinion received by it prior to the execution of this Agreement.


                                 ARTICLE VIII
                           TERMINATION AND AMENDMENT

     8.1  Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Nutmeg or NewMil:

          (a) by mutual consent of NewMil and Nutmeg in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either NewMil or Nutmeg upon written notice to the other party 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c) by either NewMil or Nutmeg if the Merger shall not have been consummated on or before March 31, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by NewMil or by Nutmeg (provided that either is not in breach of its obligations hereof) if the approval of the shareholders of such party required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (e) by either NewMil or Nutmeg (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (f) by either NewMil or Nutmeg (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and

          (g) by either party, if the management of the other party or its Board of Directors, for any reason, (i) fails to call and hold within 50 days of the effectiveness of the Registration Statement the Special Meeting or New Mil Special Meeting to consider and approve this Agreement, the Merger and the other transactions contemplated hereby, (ii) fails to recommend to shareholders the approval of this Agreement, the Merger and the transactions contemplated hereby,
(iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e) of this Agreement or would have violated Section 5.1(e) but for the fiduciary duty exception.

     8.2  Effect of Termination.

     In the event of termination of this Agreement by either NewMil or Nutmeg, as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

     8.3  Amendment.

     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Nutmeg or NewMil; provided, however, that after any approval of the transactions contemplated by this Agreement by Nutmeg's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Nutmeg shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  Extension; Waiver.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b)waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                  ARTICLE IX
                              GENERAL PROVISIONS

     9.1  Closing.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of NewMil on the tenth business day after the date on which all of the conditions contained in Section 7.2 hereof, to the extent not waived, are satisfied or at such other date, place and time as the parties may agree (the "Closing Date").

     9.2  Nonsurvival of Representations, Warranties, Covenants and Agreements.

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3  Expenses; Breakup Fee.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. All filing and other fees paid to the SEC in connection with this Agreement shall be borne by NewMil. In the event that this Agreement is terminated by either NewMil or Nutmeg by reason of a breach of the other pursuant to Sections 8.1(e), (f) or (g) hereof, the other party shall pay all documented, reasonable costs and expenses up to $150,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby, plus, in the case of Nutmeg, a breakup fee of $300,000 or, in the case of NewMil, a breakup fee of $500,000 ($600,000 if all of the Loan Servicing Rights are subject to an irrevocable contract for sale at the time the Agreement is so terminated). Except as set forth in the next sentence, in the event that this Agreement is terminated by either party under Section 8.1(d) hereof by reason of the other party's shareholders not having given any required approval, the other party shall pay all documented, reasonable costs and expenses up to $150,000 incurred by the first party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by NewMil under Section 8.1(d) by reason of Nutmeg shareholders not having given any required approval, and there shall have been prior to the Special Meeting a "Third Party Public Event" (as defined below), Nutmeg shall pay all documented, reasonable costs and expenses up to $150,000 incurred by NewMil in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $300,000. For purposes of this
Section 9.3, a "Third Party Public Event" shall refer to any of the following events: (i) any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than NewMil or any NewMil Subsidiary, shall have made a bona fide proposal to Nutmeg or, by a public announcement or written communication that is or becomes the subject of public disclosure, to Nutmeg's shareholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than NewMil or any NewMil Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of Nutmeg Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 10.% or more of the then outstanding shares of Nutmeg Common Stock); or (ii) any director, officer, 5% or greater shareholder or affiliate of Nutmeg shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of Nutmeg shareholders against this Agreement, the Merger and the transactions contemplated hereby.

     9.4  Notice.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to NewMil or New Milford Savings Bank, to:
               New Milford Savings Bank
               191 Main Street
               New Milford, CT 06776
               Attn: Francis J. Wiatr, Chairman and CEO

               with a copy (which shall not constitute notice) to:

               Tyler, Cooper & Alcorn, LLP
               CityPlace 35/th/ Floor
               Hartford, CT 06103-3488
               Attn: William W. Bouton, III Esq.

          and

          (b)  if to Nutmeg Savings & Loan Association, to:
               Nutmeg Savings & Loan Association
               301 Main Street
               Danbury, CT 06810
               Attn: Henry A. Bessel, President & CEO
               with a copy (which shall not constitute notice,) to:

               Day, Berry & Howard, LLP
               CityPlace
               Hartford, CT 06103
               Attn: Robert M. Taylor, Esq.

               and to

               Paul N. Jaber, Esq.
               148 Deer Hill Avenue
               P.O. Box 440
               Danbury, CT 06810

     9.5  Interpretation.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include" "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.6  Counterparts.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7  Entire Agreement.

     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings. both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Bank Merger Agreement, the Option Agreement and the Nutmeg Stockholder Agreement.

     9.8  Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

     9.9   Enforcement of Agreement.

     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10  Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11  Publicity.

     Except as otherwise required by law or the rules of NASDAQ (or such other exchange on which the NewMil Common Stock may become listed), so long as this Agreement is in effect, Nutmeg shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Bank Merger Agreement, the Option Agreement or the Nutmeg Stockholder Agreement without prior review by and the consent of NewMil, which consent shall not be unreasonably withheld.

     9.12  Assignment; Limitation of Benefits.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

     9.13  Additional Definitions.

     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

     "Affiliated Person": any director, officer or 5% or greater shareholder,
      -----------------
spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

     "Laws": any and all statutes, laws, ordinances, rules, regulations, orders,
      ----
permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

     "Material Adverse Effect": with respect to NewMil or Nutmeg, as the case
      -----------------------
may be, means a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, business or properties of NewMil or Nutmeg (other than as a result of changes in laws or regulations or accounting rules of general applicability or interpretations thereof), or (B) the ability of NewMil or Nutmeg to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, the Bank Merger Agreement and, in the case of Nutmeg, the Option Agreement.

     "Subsidiary": with respect to any party means any corporation, partnership
      ----------
or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     IN WITNESS WHEREOF, NewMil, New Milford Savings Bank and Nutmeg have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



                                              NEWMIL BANCORP, INC.

ATTEST:


By: /s/ Betty Pacocha                   By: /s/ Francis J. Wiatr
    --------------------------              ------------------------------------
                                            Francis J. Wiatr

                                        Its: Chairman, President and
                                             Chief Executive Officer



                                              NEW MILFORD SAVINGS BANK

ATTEST:


By: /s/ Betty Pacocha                   By: /s/ Francis J. Wiatr
    --------------------------              ------------------------------------
                                            Francis J. Wiatr

                                        Its: Chairman, President and
                                             Chief Executive Officer



                                              NUTMEG FEDERAL SAVINGS & LOAN
                                              ASSOCIATION COMPANY

ATTEST:


By: /s/ Frank P. Molinaro               By: /s/ Paul N. Jaber
    --------------------------              ------------------------------------
                                            Paul N. Jaber

                                        Its: Chairman of the Board